Exhibit 10.12

Schrödinger, Inc.

Employment Agreement

This Employment Agreement (“Agreement”) is dated April 15, 2013 and effective as of the Employment Commencement Date set forth in Section 1 below (“Effective Date”) by and between Schrödinger, Inc., a Delaware corporation (“Company”), and Cony D’Cruz (“Employee”).

WHEREAS, the Company is currently in the business of (i) designing, developing, distributing, selling, licensing, leasing and servicing computer software programs for use principally in the fields of quantum chemistry, computational chemistry, molecular mechanics/dynamics, protein structure prediction, computational ligand docking, and other science and technology fields, and (ii) providing services and performing research involving the use of such software in connection with various biological, chemical, and materials science applications, and may engage in other activities in the future (such current and future activities collectively, the “Company’s Business”);

WHEREAS, Employee is engaged by the Company to perform certain services for Company and/or one or more subsidiaries of and/or other Affiliates (as hereinafter defined) of the Company (collectively, the Company, its subsidiaries, and its other Affiliates shall be referred to as the “Schrödinger Companies”);

WHEREAS, in connection with such duties, Employee may have access to certain confidential information and trade secrets of one or more Schrödinger Companies and/or, as the case may be, the D. E. Shaw Group (as hereinafter defined), and may in the course of Employee’s employment with the Company discover or conceive one or more inventions; and

WHEREAS, the Company and Employee desire to define the rights and obligations between them with respect to the subject matter hereto.

NOW THEREFORE, in consideration of the promises and covenants set forth below, the parties agree as follows:

1. Employment. Employment commenced on April 15, 2013 (“Employment Commencement Date”) and may be terminated by either party at any time, for any reason, upon 30 days’ notice (the “Notice Period”), which notice may be given either verbally or in writing. Notwithstanding the foregoing, the Company may elect to terminate employment immediately upon notice, except that in this event, 30 days of the base salary set forth in Section 2 shall be paid in addition to the base salary earned up to the date of such termination. Neither the provision of notice nor pay in lieu of notice shall modify the terms and conditions of any Company stock option plan. The Employee acknowledges and agrees that the Employee is an employee at will, and that just as the Employee is free to resign at any time, the Company has the right to terminate the employment relationship at any time for any lawful reason. The Employee acknowledges and agrees that no representative of the Company may verbally change the at will employment relationship between the Employee and the Company. References to time periods in this Agreement shall not be construed or interpreted as promising or guaranteeing employment for any specific duration or until any specific date.

2. Compensation.

(a) Base Salary During the Compensation Period. As compensation for the Employee’s services during the period beginning April 15, 2013 and ending on December 31, 2013 (the “Compensation Period”), the Company shall pay the Employee a base salary computed at an annual rate of $290,000 per year, prorated to correspond to that portion of the Compensation Period during which the Employee is actually employed with the Company, such base salary to be paid twice per calendar month. If Employee is a commission-eligible member of the sales team, Employee shall be eligible to receive commission under the Company’s standard sales commission plan, which may be modified by the Company at any time in the Company’s sole discretion.

(b) Base Salary After the Compensation Period. As of the end of the Compensation Period, the Employee’s base salary may be increased or decreased, or the manner in which the Employee is compensated may be changed, in the sole discretion of the Company. Any such change in compensation shall be deemed to modify only this Section 2 of this Agreement, and all other provisions of this Agreement shall remain in effect following such change in compensation. In the absence of any such change, the Employee’s base salary shall remain the same as it was during the Compensation Period.

(c) Standard Company Benefits. In addition to the compensation outlined elsewhere in this Section 2, the Company shall provide to the Employee all of the benefits included in the Company’s standard benefit package, which currently include medical (hospitalization and major medical), dental, disability, life, and accidental death and dismemberment insurance. Most of the cost of such benefits shall be borne by the Company. However, in the case of coverage for the Employee himself or for one or more of Employee’s beneficiaries, the Employee makes a pre-tax contribution to the cost of the medical and dental insurance. Individual and dependent medical and dental insurance contribution amounts are determined on a set scale, based on the actual cost of the insurance. For additional levels of life insurance beyond the Company’s basic benefit, the required contribution will be borne by the Employee by means of a voluntary salary reduction in the amount of the contribution implemented by Company at the request of the Employee.

The standard benefit package also currently includes a flexible spending account plan, a transit reimbursement plan, and a 401(k) retirement plan, available to all eligible employees. In electing to participate in one of these plans, Employee contributes pre-tax dollars that can be used in accordance with the applicable plan terms. The Employee agrees that the composition, providers, and all other aspects of Company’s standard benefit package may be changed from time to time in the sole discretion of the Company.

(d) Stock Plan. The Employee may be eligible to receive stock options under the Company’s standard stock plan, which may be modified by the Company at any time, in the sole discretion of the Company.

(e) Exclusive Compensation. The compensation and benefits described in this Section 2 shall be the exclusive compensation due to the Employee from the Company or any of its Affiliates during or on account of the services of the Employee. If directed by the Company, the Employee shall provide the services described in this Agreement to one or more Affiliates of the Company without additional compensation.

3. Duties. The Employee will devote Employee’s full time, skill, efforts, and attention to the Company’s Business, and shall perform such duties at such locations and on behalf of such Schrödinger Companies as may be assigned by the officers or directors of the Company from time to time. The Employee agrees to abide by all applicable laws and regulations in connection with the Employee’s employment.

4. Confidentiality.

4.1 Definition. For the purposes of this agreement, “Confidential Information” shall mean any information, including but not limited to:

(a) any inventions, trade secrets, discoveries, know-how, research, improvements, concepts, ideas, and principles whether or not patentable or copyrightable (including without limitation processes, methods, formulas, techniques, devices, designs, software, computer processing systems and techniques, algorithms, flow charts, specifications, computer graphics, data, apparatus, products, and molecular structures), relating to past, present, or contemplated future activities of one or more Schrödinger Companies;

(b) price lists, customer lists, supplier lists, business plans, marketing plans, financial and payroll information, as well as any information contained in documents marked “Confidential,” which relates to the business of one or more Schrödinger Companies and which Employee may prepare, use, or have access to during the term of the employment;

(c) the fact that one or more Schrödinger Companies uses, has used, or has evaluated for potential use any inventions, discoveries, know-how, research, improvements, concepts, ideas, or principles whether or not patentable or copyrightable (including without limitation processes, methods, formulas, techniques, devices, designs, software, computer processing systems and techniques, algorithms, flow charts, specifications, computer graphics, data, apparatus, products, and molecular structures), whether developed by such Schrödinger Companies or by any other party;

(d) the results of any marketing, advertising, joint venture, business, financial, or other analysis conducted by (or on behalf of) one or more Schrödinger Companies for the internal use of one or more Schrödinger Companies or for other non-public use (and not approved by Company for general dissemination to the public);

(e) any information that would typically be included in Company’s income statements, including but not limited to the amount of Company’s revenues, expenses, or net income;

(f) any plans for the business of one or more Schrödinger Companies (whether or not such plans have been reduced to writing), financial information concerning such plans (including without limitation projected revenues, projected expenses, and projected net income), descriptions of such business and technical aspects of or relating to the operation of such business, and products and services that one or more Schrödinger Companies is considering exploring, developing, and/or researching;

(g) any other information gained in the course of the Employee’s employment with the Company that could reasonably be expected to prove deleterious to any Schrödinger Company or to any entity within the D. E. Shaw Group if disclosed to third parties, including without limitation any information that could reasonably be expected to aid a competitor of any Schrödinger Company or the D. E. Shaw Group in making inferences regarding the nature of the Schrödinger Companies’ or D. E. Shaw Group’s activities, where such inferences could reasonably be expected to adversely affect the competitive position of any Schrödinger Company or the D. E. Shaw Group relative to that of such a competitor;

(h) any other information gained in the course of or incident to the Employee’s employment that a Schrödinger Company has received from a third party and is required to hold confidential; and

(i) any other information gained in the course of or incident to the Employee’s employment that one or more Schrödinger Companies or the D. E. Shaw Group treats or designates as Confidential Information and that is not publicly available.

“Confidential Information” shall not include information which Employee can show (x) is or becomes part of the public domain through no fault of Employee; (y) is already known to Employee and has been identified in writing prior to the date of this Agreement; or (z) is subsequently received by Employee from a third party who has no obligation of confidentiality to one or more Schrödinger Companies or the D. E. Shaw Group.

4.2 Acknowledgment of Proprietary Interest. Employee acknowledges that the Confidential Information described above is proprietary to one or more Schrödinger Companies or, as the case may be, the D. E. Shaw Group and contains valuable trade secrets of one or more Schrödinger Companies or, as the case may be, the D. E. Shaw Group.

4.3 Covenant Not to Disclose Confidential Information. During the term of Employee’s employment and at any time thereafter, Employee agrees not to disclose or use, directly or indirectly, except in pursuit of the Employee’s duties to one or more Schrödinger Companies, any Confidential Information, unless Employee shall first secure written consent of the Company to such disclosure or use, or unless Employee is compelled to do so by court order or applicable law and Employee provides prior written notice of such disclosure to the Company. Without limiting the foregoing, Employee agrees not to publish, or cause or authorize to be published, any document containing Confidential Information or related to the Company’s Business, without the Company’s prior written approval (which may be granted or withheld in Company’s sole discretion).

4.4 Acknowledgment of Reasonableness. The Company and Employee hereby acknowledge that (a) the Company’s market for its products is unlimited geographically and the foregoing non-disclosure requirements shall apply to Employee on a worldwide basis, and (b) the geographical and durational limitations imposed with respect to the Confidential Information are fair and reasonable, and are reasonably necessary to protect the Confidential

Information of the Company. In the event that any provision relating to the geographical, durational, or other restrictions on Employee are declared by a court of competent jurisdiction to exceed the maximum time period, area, or other measure such court deems reasonable and enforceable, said time period, area, or other measure shall be deemed to become and thereafter be the maximum amount which such court deems reasonable and enforceable.

4.5 Return of Materials at Termination. In the event of any termination of his employment, whether with or without cause and regardless of the reason for such termination, Employee will promptly return to the Company all written materials, computer software programs, or other materials containing Confidential Information and all other materials or documents, including without limitation mailing lists, rolodexes, computer print-outs, and computer disks and tapes, belonging to one or more Schrödinger Companies which contain information pertaining to the Company’s Business, methods, clients, potential clients, customers, potential customers, funding providers, potential funding providers, or employees, unless the Company consents in writing to the Employee’s retention thereof.

4.6 Remedies upon Breach. Employee recognizes that the disclosure or use of any Confidential Information would cause the Company irreparable injury, which may not be adequately compensated by damages. Accordingly, in the event Employee breaches or threatens to breach any provision of this Agreement, the Company or, as the case may be, the D. E. Shaw Group, shall be entitled to an injunction restraining Employee from disclosing or using, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, corporation, or other entity to whom such Confidential Information, in whole or in part, has been, is threatened to be, or would necessarily be disclosed or used by Employee. Nothing herein shall be construed as prohibiting the Company or, as the case may be, the D. E. Shaw Group, from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee or any third party. The right of the Company and/or the D. E. Shaw Group to seek equitable relief under this Agreement shall be in addition to (and not in derogation of) the requirement imposed on each party hereto to arbitrate disputes as provided in Section 7.1 below.

4.7 Ownership of Confidential Information. All Confidential Information and all right, title and interest in and to patents, patent rights, copyright rights, mask work rights, trade secret rights, and all other intellectual property and proprietary rights anywhere in the world (collectively, “Rights”) in connection therewith shall be the sole property of the relevant Schrödinger Company, which, if other than Schrödinger, Inc., shall be a third-party beneficiary of this Agreement. Employee hereby assigns to the Company any Rights Employee may have or acquire in such Confidential Information.

4.8 Confidential Information of Others. The Employee agrees not to disclose to any Schrödinger Company any confidential or proprietary information belonging to any of the Employee’s previous employers, or belonging to any other party, without first securing the written permission of such previous employers or other parties. In addition, Employee agrees that Employee will not bring with Employee any confidential or proprietary information belonging to any of Employee’s previous employers or to any other person, that Employee will refrain from using while employed by the Company any such confidential or proprietary information, and that Employee will comply with the non-disclosure, non-compete, and other provisions of Employee’s agreements with Employee’s prior employers and with other persons. The Employee agrees to indemnify each Schrödinger Company for any expense, claim, or damages (including without limitation attorneys’ fees, costs of investigation, and costs of collection) suffered by such entity relating to a breach of the terms of this paragraph by the Employee.

5. Inventions.

5.1 (a) Proprietary Rights; Assignment. All right, title and interest, and all proprietary claims to all data and other information, inventions (whether or not patentable), works of authorship, processes or know-how, designs, and/or ideas for formulae, including but not limited to methodology, computer programs, systems, materials and manuals that Employee, alone or with others, makes, creates, develops, conceives, or reduces to practice (a) in the course of Employee’s employment with the Company, whether during regular working hours or other hours, or (b) during the period of Employee’s employment, whether or not in the course of such employment, to the extent the same is related to the Company’s business or actual or demonstrably anticipated research or development or is made, created, developed, conceived, or first reduced to practice with the time, private or proprietary information, or facilities of one or more Schrödinger Companies (collectively, the materials described in Subsections 5.1(a) and 5.1(b) heretofore shall be referred to as the “Developments”), including without limitation all rights under applicable copyright, patent or trade secret laws, shall reside with Company (or such Schrödinger Company designated by Company) and, where applicable, shall be considered “works made for hire”; provided, however, that such ownership may be subject to the rights, if any, of the United States government and agencies thereof arising from Federal grants to the Company. Employee hereby assigns to the Company (or such Schrödinger Company designated by the Company) all right, title, and interest Employee has or may have in the Developments. Employee agrees that neither Employee nor Employee’s successors or assigns shall have any rights in the Developments.

(b) Exclusions. As used herein, “Employee Pre-Existing Work” is defined as data, information, inventions (whether or not patentable), works of authorship, processes, know-how, designs and/or ideas for formulae that meet both of the following criteria: (i) each such work was made, created, developed, conceived or reduced to practice by Employee, alone or with others, prior to Employment Commencement Date and (ii) each such work is related to the Company’s business or actual or demonstrably anticipated research or development. Company shall have no right, title and interest in the Employee Pre-Existing Work. Employee’s Pre-Existing Work is identified in Exhibit A attached hereto.

[         ] By checking the immediately preceding box, Employee acknowledges that no Employee-Pre-Existing Work exists.

5.2 Disclosure; Attorney-in-Fact. Employee shall disclose promptly to the Company all Developments during the term of Employee’s employment with the Company. Any information required to be disclosed under this Section 5.2 that has not yet been disclosed by the Employee to the Company at the time of the termination of the Employee’s employment with the Company, without regard to when or for what reason, if any, such employment shall terminate, shall be disclosed to the Company in writing, or in such form and manner as the

Company may reasonably require, within 10 days of the termination of the Employee’s employment with the Company. Employee hereby irrevocably appoints the Company (or such Schrödinger Company designated by the Company), and the Company’s duly authorized officers and agents, as Employee’s agent and attorney-in-fact to act for and on behalf of Employee in filing all patent applications, applications for copyright protection and registration amendments, renewals, and all other appropriate documents in any way related to the Developments. Employee agrees to assist the Company (or such Schrödinger Company designated by the Company) in any way such Schrödinger Company deems necessary or appropriate (at such Schrödinger Company’s expense) from time to time to apply for, obtain and enforce patents on, and to apply for, obtain, and enforce copyright protection and registration of, the Developments in any and all countries. To that end, Employee shall (at the request of one or more Schrödinger Companies), without limitation, testify in any suit or other proceeding involving any of the Developments, execute all documents which the relevant Schrödinger Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents or copyright protection and registration thereon and enforcing the same, and execute all necessary assignments thereof to the Company (or such Schrödinger Company designated by the Company).

5.3 California Labor Code Section 2870(a). For the avoidance of doubt, Developments do not include any invention covered by California Labor Code Section 2870(a). Section 2870(a) provides:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER:

a.	RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR

b.	RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

6. Non-Competition; Non-Solicitation.

6.1 Covenant not to Compete During Term of Employment. During the term of his employment with the Company, the Employee will not, directly or indirectly, without the written consent of the Company, and whether or not for compensation, either for his own account or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity (except in the capacity of an employee or officer of the Company acting for the benefit of the Schrödinger Companies), knowingly engage in any activity or business which is the same nature as, or substantively similar to, the Company’s Business or an activity or business which one or more Schrödinger Company is developing and of which the Employee has knowledge.

6.2 Non-Solicitation of Customers, Vendors or Business Partners. During the term of Employee’s employment and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, solicit or encourage any customer, prospective customer, vendor, strategic partner or business associate of a Schrödinger Company to cease doing business with a Schrödinger Company, reduce its relationship with a Schrödinger Company, or refrain from establishing or expanding a relationship with a Schrödinger Company. For the purposes of this section, “prospective customer” shall mean any individual, business, firm or organization whom Employee or a Schrödinger Company has contacted during the term of the Employee’s employment or who has been made known to Employee by a Schrödinger Company for the purpose of soliciting business.

6.3 Non-Solicitation of Employees. During the term of Employee’s employment and for a period one (1) year thereafter, Employee shall not directly or indirectly, without the prior written consent of the Company, (a) solicit or induce any employee of a Schrödinger Company or the D. E. Shaw Group (or any consultant, sales agent, contract researcher, contract programmer, or other independent agent who is retained by a Schrödinger Company or the D. E. Shaw Group) to cease his employment or retention by a Schrödinger Company or the D. E. Shaw Group, or (b) hire, retain, employ, or engage for any purpose any employee of a Schrödinger Company or the D. E. Shaw Group.

6.4 Conflicts of Interest. During the term of Employee’s employment, Employee shall not engage in any activity or business which impairs or hinders the Employee’s job duties and responsibilities for Company. Employee shall report to the Company any possible conflicts of interest on the basis of existing or planned activities of the Employee or members of Employee’s immediate family. A conflict of interest shall be deemed to arise when the Employee or a member of Employee’s immediate family: (a) accepts any interest, services, products, commissions, share in profits or other payments, gifts or remuneration from any organization which transacts or is seeking to transact business with one or more Schrödinger Companies or which competes with the Company’s Business, or (b) serves as director, partner, employee or consultant, or becomes a shareholder of any organization doing business with or seeking to do business with or competitive with one or more Schrödinger Companies.

7. General Provisions.

7.1 Mandatory Arbitration. The Employee and the Company agree that any claim, controversy, or dispute between the Employee and the Company (including without limitation Company’s Affiliates, officers, employees, representatives, or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by arbitration before a single arbitrator in the forum of the American Arbitration Association (“AAA”) located in New York County in the State of New York and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration, (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Employee, (b) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render his decision. Any arbitration award (regardless of the forum) shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Employee, including without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work) or any other federal, state, or local laws or regulations pertaining to the Employee’s employment or the termination of the Employee’s employment. All costs of said arbitration, including the arbitrator’s fees, if any, shall be borne equally by the parties, unless the arbitration decision and award provides otherwise. All legal fees incurred by each party in connection with said arbitration shall be borne by the party who incurs them, unless applicable statutory authority exists providing for the award of attorneys’ fees to a prevailing party and the arbitration decision and award provides for the award of such fees.

7.2 Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles. Each party submits to the jurisdiction of the courts, state and federal, and arbitration forum (set forth in Section 7.1) located in the State of New York.

7.3 Compliance with U.S. Export Controls and Sanctions laws. Employee acknowledges and understands that any software, technology or technical data of the Company is subject to U.S. export controls and sanctions laws, including the Export Administration Regulations (“EAR”) enforced by the Department of Commerce, U.S. Sanctions Administered by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and the International Traffic in Arms Regulations administered by the U.S. Department of State. Employee hereby certifies that Employee will not disclose, export or transfer Company software, technology or technical data outside of the United States or to a foreign national within the United States or to a foreign government without the required license(s) or authorization from the U.S. Departments of Commerce and/or State and/or OFAC. Employee further certifies that Employee will abide by and comply with all Company compliance procedures, requirements and standards.

7.4 No Coercion or Duress. The Employee enters into this Agreement with full understanding of the nature and extent of the restrictive covenants contained herein and acknowledges that because of the nature of the Company’s business, this Agreement would not be entered into without the restrictive covenants contained herein. The Employee acknowledges and agrees that the Employee is entering into this Agreement voluntarily and of his own free will in order to obtain the benefits of employment, continued employment, and additional compensation by the Company. The Employee acknowledges and agrees that he has not been coerced or suffered any duress in order to induce him to enter into this Agreement.

7.5 Relationship of the Parties. The relationship between the Company and the Employee hereunder is agreed to be solely that of employee and employer. Nothing contained herein and no modification of responsibility or compensation made hereafter shall be construed so as to constitute the parties as partners or joint venturers.

7.6 Entire Agreement. This Agreement shall constitute the entire agreement between the Company and Employee relating to the subject matter hereof, and supersedes all prior representations, promises or agreements, either oral or written, with regard to the subject matter hereof. No modification or amendments of this Agreement shall be of any effect unless signed in writing by the President of the Company (or such other officer of the Company authorized by the President or Board of Directors of the Company) and Employee. The failure of the Company to terminate this Agreement for any breaches by Employee shall not affect the Company’s right to terminate this Agreement for subsequent breaches of the same or other provisions thereof.

7.7 Severability; No Waiver. The holding of any provision of this Agreement to be illegal, invalid, or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. The failure of the Company to enforce any of the provisions of this Agreement for any period of time shall not be construed as a waiver of such provisions or of the right of the Company to enforce each and every provision in the future.

7.8 Amendments. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

7.9 Successors and Assigns; Assignment. Except as otherwise provided in this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, Employee’s beneficiaries, or Employee’s legal representatives without Company’s prior written consent; provided, however, that nothing in this paragraph shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This Agreement shall be assignable by Company to (a) another Schrödinger Company, (b) any corporation, partnership, or other entity that may be organized by Company as a separate business unit in connection with the business activities of Company, or (c) any corporation, partnership, or other entity resulting from the reorganization, merger, or consolidation of Company with any other corporation, partnership, or other entity, or any corporation, partnership, or other entity to or with which all or any portion of Company’s business or assets may be sold, exchanged, or transferred.

7.10 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

7.11 Headings. The section headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement or in any way modify, amend, or affect the meaning of any of its provisions.

7.12 Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Agreement was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Agreement.

7.13 Certain Definitions.

(a) For purposes of this Agreement, the term “Affiliate” shall mean any entity in which a party holds a 50% or greater equity interest or any entity controlling, controlled by or under common control with such party, directly or indirectly by or through one or more intermediaries.

(b) For purposes of this Agreement, the term “D. E. Shaw Group” shall include, individually and/or collectively: (i) D. E. Shaw & Co., L.P., D. E. Shaw & Co., Inc., and D. E. Shaw & Co. II, Inc., and D. E. Shaw Development, L.L.C., or any Affiliate of any of the foregoing; (ii) any partnership, other entity or account that D. E. Shaw & Co., L.P., D. E. Shaw & Co., Inc., D. E. Shaw & Co. II, Inc. or D. E. Shaw Development, L.L.C. owns, in whole or in part, or for which they act, directly or indirectly, as general partner, investment manager, or management company, along with their respective subsidiaries; and (iii) any predecessor or successor entity to any partnership, entity, or account described in Subsection 7.12(b)(ii) above. The D. E. Shaw Group is a third-party beneficiary of this Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the Effective Date.

Employee		Schrödinger, Inc.

By:	/s/ Cony D’Cruz	By:	/s/ Ramy Farid
	Cony D’Cruz		Ramy Farid President
Employee’s Address: [**]

EXHIBIT A